AMENDMENT NO. 1 TO
MANAGEMENT AGREEMENT

THIS AMENDMENT NO. 1 TO MANAGEMENT AGREEMENT (“Amendment”) is made as of the 3rd day of December, 2019, by and between AMERICAN CENTURY WORLD MUTUAL FUNDS, INC., a Maryland corporation (hereinafter called the “Corporation”), and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC., a Delaware corporation (hereinafter called the “Investment Manager”).

WHEREAS, the Corporation and the Investment Manager are parties to a certain Management Agreement effective as of November 30, 2018 (the “Agreement”);

WHEREAS, the parties hereto desire to enter into this Amendment to reflect the name change of the NT Non-U.S. Intrinsic Value Fund to the Non-U.S. Intrinsic Value Fund effective November 22, 2019; and

WHEREAS, the parties hereto desire to enter into this Amendment to reflect the addition of duly established new A Class, R Class, I Class and R6 Class for the series of shares titled Non-U.S. Intrinsic Value Fund effective December 3, 2019.

NOW, THEREFORE, IN CONSIDERATION of the mutual promises and agreements herein contained, the parties agree as follows:

1.    Amendment of Schedule A. Schedule A to the Agreement is hereby amended by deleting it in its entirety and replacing it with the Schedule A attached hereto.

2.    Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the effectiveness of those provisions of the Agreement.
3.Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.
4.IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

American Century Investment Management, Inc.	American Century World Mutual Funds, Inc.
/s/ Otis H. Cowan	/s/ Charles A. Etherington
Otis H. Cowan Vice President	Charles A. Etherington Senior Vice President

American Century World Mutual Funds, Inc. Schedule A: Fee Schedule

Schedule A
Fee Schedule

Series	Annual Management Fee by Class
	Investor	I	A	G	R	R6
Non-U.S. Intrinsic Value Fund	1.300%	1.100%	1.300%	0.950%	1.300%	0.950%

A-1